Exhibit 99.1

Financial Contact:	Media Contact:
Josh Hirsberg	David Strow
(702) 792-7234	(702) 792-7386
joshhirsberg@boydgaming.com	davidstrow@boydgaming.com

BOYD GAMING APPOINTS A. RANDALL THOMAN TO BOARD OF DIRECTORS

LAS VEGAS – SEPTEMBER 17, 2019 – Boyd Gaming Corporation (NYSE: BYD) today announced the appointment of A. Randall Thoman to its Board of Directors.

Thoman is the principal of Thoman International, LLC, a business advisory and consulting firm.  Prior to the formation of Thoman International in 2009, Thoman was a partner with Deloitte & Touche LLP, with more than 30 years of experience working with large, complex public companies.

Thoman is currently a member of the board of directors of Southwest Gas Corporation, and chairs the board’s audit committee.  He previously served on the boards of SLS Las Vegas and SHFL Entertainment, Inc.

“With decades of experience working with public companies, including extensive audit committee expertise, Randy is an excellent fit for our strong Board of Directors,” said Bill Boyd, Executive Chairman of Boyd Gaming.  “We are pleased to welcome Randy to the Board, and look forward to working with him as we continue to successfully execute our long-term growth strategy.”

About Boyd Gaming

Founded in 1975, Boyd Gaming Corporation (NYSE: BYD) is a leading geographically diversified operator of 29 gaming entertainment properties in 10 states.  The Company currently operates 1.77 million square feet of casino space, more than 38,000 gaming machines, 815 table games, more than 11,000 hotel rooms, and 320 food and beverage outlets.  With one of the most experienced leadership teams in the casino industry, Boyd Gaming prides itself on offering its guests an outstanding entertainment experience, delivered with unwavering attention to customer service.  For additional Company information and press releases, visit www.boydgaming.com.